Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR APRIL 2023

Dallas, Texas, April 6, 2023 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.699540 per unit, payable on April 28, 2023, to unit holders of record on April 17, 2023. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for January 2023 and the gas production for December 2022. Preliminary production volumes are approximately 68,608 barrels of oil and 1,259,109 Mcf of gas. Preliminary prices are approximately $80.65 per barrel of oil and $4.71 per Mcf of gas.

This month’s distribution is higher than the previous month’s primarily due to increased production due to the timing of receipts through the end of the month as compared to the previous month’s timing of receipts, including an increase in oil pricing.

The production from all the new horizontal gas wells in Panola County, Texas, has contributed approximately $1,642,812 reflecting December production including the recent new wells. All volumes and pricing are included in the tables below.

Additionally, for the other three horizontal wells, also in Panola County, there were two months receipts totaling $544,000 posted for this month’s distribution.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	68,608	1,259,109	$80.65	$4.71
Prior Month	41,257	978,107	$76.76	$4.72

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of March, approximately $1,663,000 of revenue received will be posted in the following month of April in addition to normal receipts during April. Since the close of business in March and prior to this press release, $2,493,000 in revenue has been received.

The 2022 tax information packets were mailed in early March. A copy of Sabine’s 2022 tax information booklet is now available on Sabine’s website. In addition to the tax booklet the Sabine website will also offers two simple calculators for computing the income and expense amounts and the cost depletion. The calculators have been updated with the 2022 tax information.

Sabine Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2023, attributable to the Trust from the properties appraised are approximately 5.9 million barrels of oil and 47.4 billion cubic feet of gas with a future net value of approximately $657,947,000 with a discounted value at 10% of $327,149,000. With these estimated quantities of this year’s reserve estimate of 5.9 million barrels of oil and 47.4 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 8 to 10 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on February 28, 2023 and is available to all unitholders at this time on the SEC website and Sabine’s website.

The 2022 Annual Report with Form 10-K and the January 1, 2023 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper—SVP, Royalty Trust Services
Argent Trust Company
Toll Free (855) 588-7839